EXHIBIT 16.1

PricewaterhouseCoopers Chartered Accountants Dorchester House 7 Church Street Hamilton HM 11 Bermuda Telephone +1 (441) 295 2000 Facsimile +1 (441) 295 1242 www.pwc.com/bermuda

June 23, 2008

Securities and Exchange Commission

100 F Street, N. E.

Washington, DC 20549

Commissioners.

We have read the statements made by Maiden Holdings, Ltd (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Maiden Holdings, Ltd dated June 19, 2008. We agree with the statements concerning our Firm in such Form 8--K.

Very truly yours,

PricewaterhouseCoopers

A fist of partners car be obtained from the above address
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